Exhibit 99.1

Arrow Electronics Reports First Quarter Earnings in Line with Expectations

-- Achieves Targeted Level of Expense Reductions --

-- Cash from Operations Exceeds $230 Million --

MELVILLE, N.Y.--(BUSINESS WIRE)--April 29, 2009--Arrow Electronics, Inc. (NYSE:ARW) today reported first quarter 2009 net income of $26.7 million ($.22 per share on both a basic and diluted basis) on sales of $3.42 billion, compared with net income of $85.9 million ($.70 and $.69 per share on a basic and diluted basis, respectively) on sales of $4.03 billion in the first quarter of 2008. Sales decreased 15 percent year over year. Pro forma to include the impact of the acquisition of LOGIX S.A. (“LOGIX”), sales decreased 18 percent year over year.

The company's results for the first quarters of 2009 and 2008 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended April 4, 2009, would have been $42.8 million ($.36 per share on both a basic and diluted basis) and net income for the quarter ended March 31, 2008, would have been $97.9 million ($.80 and $.79 per share on a basic and diluted basis, respectively).

“We executed well in the first quarter, despite the persistent backdrop of global economic uncertainty and turbulence, with sales and earnings per share in line with our expectations. Cash flow generation was again a bright spot, as we generated more than $230 million in cash flow from operations, marking our 10th consecutive quarter of positive cash flow generation,” said William E. Mitchell, chairman and chief executive officer. “We achieved our targeted level of cost reductions, and reduced expenses at a faster rate than the decline in sales. Our disciplined financial strategy and solid market position are competitive advantages, and we will continue to manage the company in a prudent, fiscally disciplined manner to increase profitability, maintain positive cash flow, and strengthen our already strong balance sheet. However, we cannot ignore the fact that economies around the world are still struggling with recessionary conditions, and this will continue to have an impact on our business. Our visibility remains extremely limited, and we are not prepared to call a bottom yet.”

Global enterprise computing solutions (“ECS”) sales of $1.07 billion decreased 3 percent year over year. Pro forma to include the impact of the acquisition of LOGIX S.A. (“LOGIX”), sales decreased 13 percent year over year. “Our ECS segment performed well despite the macro environment. We continue to see the integration of LOGIX in Europe going well, as sales in this region came in ahead of expectations due to strong performance in the UK and Southern Europe. While our visibility on revenue and demand remains challenging, we would expect second quarter sales growth to be at the low end of our normal seasonal range,” added Michael J. Long, president and chief operating officer.

Global components sales of $2.35 billion decreased 20 percent year over year, primarily due to weakness in Europe and North America. “Global components sales were modestly ahead of the midpoint of our expectations. In Asia Pacific, we achieved above-seasonal sales growth, driven by strong performance in our low-end handset business in Taiwan, as well as strength in China. Our book to bill in global components was 1.05 on a global basis, with North America and Asia Pac strengthening. Looking ahead to the second quarter, we still remain cautious, with the macro economy in Europe a significant concern.” Mr. Long said.

The company's results for the first quarter of 2009 and 2008 include the items outlined below that impact their comparability:

  During the first quarter of 2009, the company recorded a restructuring and integration charge of $24.0 million ($16.1 million net of related taxes or $.13 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.
  During the first quarter of 2008, the company recorded a restructuring and integration charge of $6.5 million ($4.2 million net of related taxes or $.03 per share on both a basic and diluted basis), primarily related to initiatives taken by the company to improve operating efficiencies.
  As previously disclosed, during the first quarter of 2008, the company recorded a charge related to a preference claim from 2001 of $12.9 million ($7.8 million net of related taxes or $.06 per share on both a basic and diluted basis).

GUIDANCE

“Looking ahead, we believe that total second quarter sales will be between $3.15 and $3.75 billion, with global component sales between $2.0 and $2.4 billion and global enterprise computing solutions sales between $1.15 and $1.35 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $.26 to $.38. Our guidance assumes that the average Euro to USD exchange rate for the second quarter is 1.32 to 1, compared with an average exchange rate of 1.56 to 1 in the second quarter of 2008,” said Paul J. Reilly, senior vice president and chief financial officer.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives and certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC.
EARNINGS RECONCILIATION
(In thousands except per share data)

	Quarter Ended
	April 4, 2009	March 31, 2008
	(unaudited)

Operating income, as reported	$61,237	$144,143
Restructuring and integration charge	24,018	6,478
Preference claim from 2001	-	12,941
Operating income, as adjusted	$85,255	$163,562

Net income attributable to shareholders, as reported	$26,741	$85,871
Restructuring and integration charge	16,069	4,159
Preference claim from 2001	-	7,822
Net income attributable to shareholders, as adjusted	$42,810	$97,852

Net income per basic share, as reported	$.22	$.70
Restructuring and integration charge	.13	.03
Preference claim from 2001	-	.06
Net income per basic share, as adjusted	$.36	$.80

Net income per diluted share, as reported	$.22	$.69
Restructuring and integration charge	.13	.03
Preference claim from 2001	-	.06
Net income per diluted share, as adjusted	$.36	$.79
The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended
	April 4, 2009	March 31, 2008
	(unaudited)

Sales	$3,417,428	$4,028,491
Costs and expenses:
Cost of products sold	2,986,432	3,442,200
Selling, general and administrative expenses	329,114	405,512
Depreciation and amortization	16,627	17,217
Restructuring and integration charge	24,018	6,478
Preference claim from 2001	-	12,941
	3,356,191	3,884,348
Operating income	61,237	144,143
Equity in earnings of affiliated companies	323	2,354
Interest and other financing expense, net	23,035	25,072
Income before income taxes	38,525	121,425
Provision for income taxes	11,789	35,520
Consolidated net income	26,736	85,905
Noncontrolling interests	(5)	34
Net income attributable to shareholders	$26,741	$85,871
Net income per share:
Basic	$.22	$.70
Diluted	$.22	$.69
Average number of shares outstanding:
Basic	119,570	122,777
Diluted	120,133	123,789

ARROW ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value)

	April 4,	December 31,
	2009	2008
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$618,505	$451,272
Accounts receivable, net	2,444,842	3,087,290
Inventories	1,446,097	1,626,559
Prepaid expenses and other assets	191,338	180,647
Total current assets	4,700,782	5,345,768
Property, plant and equipment, at cost:
Land	24,829	25,127
Buildings and improvements	144,477	147,138
Machinery and equipment	724,617	698,156
	893,923	870,421
Less: Accumulated depreciation and amortization	(465,427)	(459,881)
Property, plant and equipment, net	428,496	410,540
Investments in affiliated companies	47,633	46,788
Cost in excess of net assets of companies acquired	902,002	905,848
Other assets	388,318	409,341
Total assets	$6,467,231	$7,118,285
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,983,558	$2,459,922
Accrued expenses	328,368	455,547
Short-term borrowings, including current portion of long-term debt	39,410	52,893
Total current liabilities	2,351,336	2,968,362

Long-term debt	1,208,101	1,223,985
Other liabilities	240,873	248,888
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2009 and 2008
Issued – 125,285 and 125,048 shares in 2009 and 2008,
respectively	125,285	125,048
Capital in excess of par value	1,033,690	1,035,302
Treasury stock (5,701 and 5,740 shares in 2009 and
2008, respectively), at cost	(187,079)	(190,273)
Retained earnings	1,597,746	1,571,005
Foreign currency translation adjustment	132,386	172,528
Other	(35,456)	(36,912)
Total shareholders' equity	2,666,572	2,676,698
Noncontrolling interests	349	352
Total equity	2,666,921	2,677,050
Total liabilities and equity	$6,467,231	$7,118,285

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Quarter Ended
	April 4, 2009	March 31, 2008
	(unaudited)
Cash flows from operating activities:
Consolidated net income	$26,736	$85,905
Adjustments to reconcile consolidated net income to net cash provided by operations:
Depreciation and amortization	16,627	17,217
Amortization of stock-based compensation	5,357	5,499
Amortization of deferred financing costs and discount on notes	547	572
Equity in earnings of affiliated companies	(323)	(2,354)
Deferred income taxes	10,508	(4,379)
Restructuring and integration charge	16,069	4,159
Preference claim from 2001	-	7,822
Excess tax benefits from stock-based compensation arrangements	2,158	(266)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	603,992	287,479
Inventories	161,195	(71,348)
Prepaid expenses and other assets	(8,291)	(3,332)
Accounts payable	(448,384)	(296,846)
Accrued expenses	(145,855)	28,545
Other	(9,685)	(17,969)
Net cash provided by operating activities	230,651	40,704
Cash flows from investing activities:
Acquisition of property, plant and equipment	(36,812)	(32,345)
Cash consideration paid for acquired businesses	-	(73,398)
Other	(89)	(124)
Net cash used for investing activities	(36,901)	(105,867)
Cash flows from financing activities:
Change in short-term borrowings	(11,178)	(766)
Repayment of revolving credit facility borrowings	(29,400)	(409,428)
Proceeds from revolving credit facility borrowings	28,256	409,784
Proceeds from exercise of stock options	554	1,347
Excess tax benefits from stock-based compensation arrangements	(2,158)	266
Repurchases of common stock	(2,073)	(4,421)
Net cash used for financing activities	(15,999)	(3,218)
Effect of exchange rate changes on cash	(10,518)	12,534
Net increase (decrease) in cash and cash equivalents	167,233	(55,847)
Cash and cash equivalents at beginning of period	451,272	447,731
Cash and cash equivalents at end of period	$618,505	$391,884

ARROW ELECTRONICS, INC.
SEGMENT INFORMATION
(In thousands)

	Quarter Ended
	April 4, 2009	March 31, 2008
	(unaudited)

Sales:
Global components	$2,345,012	$2,922,243
Global ECS	1,072,416	1,106,248
Consolidated	$3,417,428	$4,028,491

Operating income (loss):
Global components	$76,098	$160,578
Global ECS	32,026	30,673
Corporate (a)	(46,887)	(47,108)
Consolidated	$61,237	$144,143
(a)	Includes a restructuring and integration charges of $24.0 million and $6.5 million for the first quarters of 2009 and 2008, respectively, and a charge of $12.9 related to the preference claim from 2001 for the first quarter of 2008.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications